                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                       Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CAPTEC NET LEASE REALTY, INC.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)


            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     [ ] Fee paid previously with preliminary materials.

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         Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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[PIZZA HUT LOGO]                            VOTE FOR

[OFFICE MAX(R) LOGO]                          THE

[BEST BUY(R) LOGO]                           MERGER

[BARNES AND NOBLE INC. LOGO]

[BENNIGAN'S LOGO]             [CAPTEC NET LEASE REALTY, INC. LOGO]
                                 CAPTEC NET LEASE REALTY, INC.
[TGI FRIDAYS LOGO]                            AND

[JARED LOGO]                [COMMERCIAL NET LEASE REALTY INC. LOGO]
                               COMMERCIAL NET LEASE REALTY, INC.
[ECKERD(R) LOGO]

[BLOCKBUSTER LOGO]

[CAPTEC NET LEASE REALTY, INC. LOGO]

DEAR FELLOW CAPTEC STOCKHOLDER:

We recently mailed to you proxy materials for a Special Meeting of Captec stockholders to be held on November 19, 2001, regarding our proposed merger with Commercial Net Lease Realty, Inc. (CNLR). We urge you to read these materials carefully, as the documents provide important and detailed information about the merger.

YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT OUR MERGER WITH CNLR IS IN THE BEST INTERESTS OF CAPTEC AND ALL OF ITS STOCKHOLDERS.

CNLR IS THE RIGHT PARTNER FOR CAPTEC. We believe the merger provides an excellent opportunity for the combined company to strengthen its position in the increasingly competitive net lease real estate market. CNLR is an outstanding company with a highly complementary portfolio of assets, a proven management team and a track record of enhancing value for its stockholders. We expect that the greater scale and financial resources of a combined CNLR-Captec will provide Captec stockholders with a greater opportunity for growth and long-term value than Captec could achieve on its own. Captec stockholders will benefit from immediate cash consideration and the opportunity to participate in the upside potential of a continued investment in a combined CNLR-Captec.

YOUR BOARD OF DIRECTORS SOUGHT THE HIGHEST VALUE FOR YOUR CAPTEC SHARES. Our merger with CNLR results from a sale process that was designed to maximize the value of your investment in Captec. A special committee of Captec's independent directors, together with its outside financial advisor, UBS Warburg LLC, undertook a thorough sale process in which more than 50 companies were invited to participate.

YOUR VOTE IS IMPORTANT. Your vote is required to approve the merger. Captec's management team and board of directors urge you to sign, date and return the enclosed WHITE proxy card today to vote FOR approval of the merger with CNLR.

ON BEHALF OF CAPTEC'S BOARD OF DIRECTORS,

/s/ EDWARD G. PTASZEK

Edward G. Ptaszek, Secretary

                       COMMERCIAL NET LEASE REALTY, INC.

Commercial Net Lease Realty, Inc. (NYSE: NNN) is a real estate investment trust formed in 1984. CNLR acquires, owns, manages and indirectly develops high-quality, freestanding properties that are generally leased to major retail businesses under long-term net leases. Tenants consist of major national and regional retailers including Barnes & Noble, Bed Bath & Beyond, Best Buy, Borders, Eckerd, Food 4 Less, OfficeMax, and The Sports Authority. CNLR currently owns, either directly or through investments, 241 properties in 36 states with total gross leaseable area of approximately six million square feet.

CNLR has gained a reputation for providing innovative real estate solutions nationwide. The company offers a complete array of real estate services including acquisitions, property management, build-to-suit development and brokerage/leasing services.

                        CONSISTENT DIVIDEND & FFO GROWTH

                      ------------------------------------
                       1996          $1.18          $1.34
                       1997          $1.20          $1.42
                       1998          $1.23          $1.45
                       1999          $1.24          $1.51
                       2000          $1.245         $1.45
                      ------------------------------------

                                                             DIVIDENDS/SHARE [=]

                                            FFO (FUNDS FROM OPERATION)/SHARE [=]

CNLR has increased its dividend paid every year for ten or more years - a distinction achieved by only 3% of the more than 10,000 publicly traded companies in the United States.

                          SOLID FINANCIAL PERFORMANCE

---------------------------------------------------------------------------
($MILLIONS)               1996       1997       1998       1999       2000
---------------------------------------------------------------------------
TOTAL REVENUES           $33.4      $50.1      $64.8      $76.5      $80.9
EBITDA                    30.5       46.5       56.8       69.0       71.7
FUNDS FROM OPERATIONS     22.6       34.2       42.5       46.0       43.9
TOTAL ASSETS             371.0      537.0      685.6      749.8      761.6
---------------------------------------------------------------------------

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[X] VOTE FOR

SUPERIOR VALUE FOR CAPTEC STOCKHOLDERS

For each share of Captec stock owned, Captec stockholders will receive;

        -       $1.27 in cash

        -       0.4575 shares of CNLR common stock

        -       0.2103 shares of a new class of CNLR preferred stock

Based upon the closing price of CNLR common stock on June 29, 2001, the last trading day prior to the merger announcement, and assuming a $25 value for the preferred stock, Captec stockholders will receive cash and stock with a total value of approximately $13.05 per Captec share. This represents a premium of nearly 20% to Captec's closing stock price on September 27, 2000, the day prior to the announcement of the board's intent to sell the company.

[X] VOTE FOR

FINANCIAL STRENGTH AND SECURITY

We are confident that Captec stockholders will benefit from the upside potential of a continued investment in a combined CNLR-Captec.

        - For each of the past 11 years, CNLR has paid increasing dividends to its stockholders. And CNLR's common stock dividend, currently $1.26 per share, is significantly more secure than Captec's dividend.

        - The proposed merger is expected to be immediately accretive to CNLR's funds from operation (FFO).

        - The nation's leading credit rating agencies, Standard & Poor's, Moody's and Fitch, have already issued investment grade debt ratings for CNLR.

[X] VOTE FOR

INCREASED SCALE AND GREATER DIVERSIFICATION

Our merger with CNLR will create one of the largest and most diversified public REITs in the net lease sector. The combined CNLR-Captec will:

        - Be one of the nation's largest owners of triple net leased, freestanding retail properties with total assets of approximately $1 billion.

        - Have a larger market capitalization, higher average trading volumes, increased liquidity and a lower cost of capital in comparison to Captec as an independent company.

        - Own a total gross leaseable area of approximately seven million square feet - almost seven times Captec's current total gross leaseable area.

        - Boast broader geographic diversification with more than 377 properties in 40 states.

        - Have greater customer diversity with 95 tenants in 27 different retail lines of trade.

                             DIVERSIFIED PORTFOLIO

                       [DIVERSIFIED PORTFOLIO PIE CHART]

                       Heilig-Meyers/The RoomStore     2%

                       Steak & Ale/Bennigan's          3%

                       The Good Guys                   4%

                       Home Place/Waccamaw             4%

                       Borders Books                   4%

                       Academy                         4%

                       Barnes & Noble                  5%

                       Best Buy                        6%

                       OfficeMax                       6%

                       Eckerd                         11%

                       Other Tenants                  51%


      *Percentage based upon combined annual revenues as of June 30, 2001.

                              QUESTIONS & ANSWERS

Q.      WHAT AM I BEING ASKED TO VOTE FOR?

A. You are being asked to vote to approve a merger under which Captec will be acquired by CNLR for a combination of cash and stock.

Q.      WHY SHOULD I VOTE FOR THE MERGER?

A. Your board of directors unanimously recommends that you vote FOR approval of the merger with CNLR on the WHITE proxy card. Your board unanimously believes that all Captec stockholders will benefit from the upside potential of a continued investment in a combined CNLR-Captec.

Q.      WHAT WILL I RECEIVE IN THE MERGER?

A.      For each share of Captec stock owned, Captec stockholders will receive;

                -       $1.27 per share in cash

                -       0.4575 shares of CNLR common stock

                -       0.2103 shares of a new class of CNLR preferred stock

        Based upon the closing price of CNLR common stock on June 29, 2001, and assuming a $25 value for the preferred stock, Captec stockholders will receive cash and stock with a total value of approximately $13.05 per Captec share.

Q.      WHAT HAPPENS IF I DON'T VOTE?

A. In order to approve the merger, we must receive the affirmative votes of the holders of a majority of the outstanding shares of Captec common stock. Not voting or abstaining from voting has the same effect as a vote against the merger.

Q.      WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A. We expect the common and preferred stock consideration to be tax-free for U.S. federal income tax purposes. Stockholders may recognize a taxable gain on the cash portion of the consideration. For additional information, please review Captec's Proxy Statement-Prospectus and consult your tax advisor.

Q.      WHAT WILL BE THE DIVIDEND OF THE COMBINED COMPANY?

A. Historically, CNLR has made regular distributions to its stockholders and expects to continue to do so in the future. The CNLR common stock presently pays an annual dividend of $1.26 per share and the CNLR preferred stock provides for an annual cumulative dividend of $2.25 per share. Absent the merger, it is likely that Captec will have to reduce its dividend.

Q.      WHEN WILL THE MERGER BE COMPLETED?

A. It is anticipated that the merger will be completed during the fourth quarter of 2001.

Q.      WHAT DO I NEED TO DO NOW?

A. Sign, date and return your WHITE proxy card in the enclosed return envelope as soon as possible. The Special Meeting is scheduled for November 19, 2001. Please vote now so that your shares can be voted at the stockholder meeting.

This communication contains certain "forward-looking statements" which represent Captec's expectations or beliefs, including, but not limited to, statements concerning industry performance and Captec's operations, performance, financial condition, plans, growth and strategies. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond Captec's control, and actual results may differ materially depending on a variety of important factors, many of which are beyond the control of Captec.



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[X] VOTE FOR

        -       SUPERIOR VALUE FOR STOCKHOLDERS

        -       FINANCIAL STRENGTH AND SECURITY

        -       INCREASED SCALE AND GREATER DIVERSIFICATION

Captec's board of directors unanimously recommends that you vote FOR the proposed merger. Please sign and date the WHITE proxy card and return it TODAY!

REMEMBER . . .

Not returning your proxy card or abstaining has the effect of a vote against the merger.

                   FOR ANSWERS TO QUESTIONS OR IF YOU REQUIRE
                ASSISTANCE IN EXECUTING OR DELIVERING YOUR PROXY,
                   PLEASE CALL OUR PROXY SOLICITOR, GEORGESON
                         SHAREHOLDER COMMUNICATIONS, AT:

                          [GEORGESON SHAREHOLDER LOGO]

                                   TOLL FREE
                                 1-800-223-2064
                                OUTSIDE THE U.S.
                                 1-212-440-9800